                                                                    EXHIBIT 1(f)
        RECEIVED
   '91 Mar 27 pm 1:56
  STATE DEPARTMENT OF
ASSESSMENTS AND TAXATION

                             AIM EQUITY FUNDS, INC.
                             ARTICLES SUPPLEMENTARY

         AIM Equity Funds, Inc., a Maryland corporation, having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), certifies:

         FIRST: The Board of Directors of the Corporation hereby classifies 300,000,000 authorized but unclassified shares of Common Stock as follows:
100,000,000 of such shares are classified as AIM Charter Fund-Institutional shares, 100,000,000 of such shares are classified as AIM Constellation Fund-Institutional shares and 1000,000,000 of such shares are classified as AIM Weingarten Fund-Institutional shares.

         SECOND: The assets belonging to each such class may be invested together with the assets belonging to each other class now or hereafter authorized of the same series, such series being the AIM Charter Fund, the AIM Constellation Fund and the AIM Weingarten Fund. The net asset values per share of the Institutional Class and the Retail Class of a series will differ because of different expenses attributable to each class. The income or loss from the common investment portfolio and the expenses or liabilities of the Corporation allocated to the series shall be allocated to each class on the basis of the number of shares outstanding in each class in relation to the total number of shares outstanding in the series, and expenses related solely to one class shall be allocated to that class, in each case as determined by or pursuant to the direction of the Board of Directors of the Corporation. Except as provided above, the shares of Common Stock classified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in ARTICLE FIFTH, paragraph (b) of the Corporation's charter.

         THIRD: The stock has been classified by the Board of Directors under the authority contained in the charter of the Corporation.

         The Vice President acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles are true in all material respects and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, AIM Equity Funds, Inc. has caused these Articles Supplementary to be filed in its name and on its behalf by its Executive Vice President and witnessed by its Secretary on March 26, 1991.

ATTEST:                                 AIM EQUITY FUNDS, INC.


/s/ WILLIAM H. KLEH                     By: /s/ ROBERT H. GRAHAM
----------------------------------          --------------------------------
William H. Kleh                             Robert H. Graham
Secretary                                   Executive Vice President


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                               STATE OF MARYLAND
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I hereby certify that this is a true and complete copy of the 2 page document on file in this office. Dated:  March 27, 1991.

         STATE DEPARTMENT OF ASSESSMENTS AND TAXATION

BY: /s/ ILLEGIBLE
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This stamp replaces our previous certification system.  Effective: 10/84

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